UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2014

MeadWestvaco Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	001-31215	31-1797999
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

501 South 5th Street, Richmond, Virginia 23219-0501

(Address of principal executive offices)

(804) 444-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On June 24, 2014, the Board of Directors (“Board”) of MeadWestvaco Corporation (the “Company”) elected James E. Nevels a Director of the Company. Mr. Nevels was appointed to serve on the Board’s Audit Committee and Compensation and Organization Development Committee. Mr. Nevels is Chairman of The Swarthmore Group, Inc., an investment advisory firm based in Philadelphia. He has 30 years of experience in the securities and investment industry.

Mr. Nevels currently serves as Chairman of The Hershey Company, the leading North American manufacturer of quality chocolate and non-chocolate confectionery and chocolate-related grocery products, and Chairman of the Federal Reserve Bank of Philadelphia. Mr. Nevels is a graduate of Bucknell University, and has also earned an M.B.A. from the Wharton School at the University of Pennsylvania and a J.D. from the University of Pennsylvania School of Law.

Mr. Nevels will receive compensation consistent with the Company’s standard compensation arrangements for non-employee directors. Such compensation includes, for the remainder of the current year, a pro-rata amount of: (1) the annual cash retainers for service on the Board and the Audit Committee and (2) the annual grant of stock units under the Company’s 2005 Performance Incentive Plan, as amended (the “Plan”). In accordance with the terms of the Plan, stock units are distributed in the form of the Company’s common stock upon termination of a director’s board membership.

A copy of the Company’s press release announcing the election of Mr. James E. Nevels to the Board is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release announcing the election of Mr. James E. Nevels to MeadWestvaco’s Board of Directors, dated June 26, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEADWESTVACO CORPORATION

	By:	/s/ John J. Carrara
Date: June 26, 2014		John J. Carrara
Assistant Secretary

Exhibit Index

Exhibit Number	Description

99.1	Press release announcing the election of Mr. James E. Nevels to MeadWestvaco’s Board of Directors, dated June 26, 2014